Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

DECEMBER 3, 2007

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257 tprice@chkenergy.com

CHESAPEAKE ENERGY NAMED HYDROCARBON PRODUCER OF THE YEAR

OKLAHOMA CITY, OKLAHOMA, DECEMBER 3, 2007 – Chesapeake Energy Corporation (NYSE:CHK) was named Hydrocarbon Producer of the Year at the 9th Annual Platts Global Energy Awards program in New York last week. In addition, Chesapeake was ranked as the 14th fastest growing company in Platts’ 2007 Top 250 Global Energy Companies list.

The Platts Global Energy Awards recognize excellence and innovation by companies and executives in more than a dozen sectors within the global energy industry. The Hydrocarbon Producer of the Year award recognizes excellence in the upstream energy industries. The award’s criteria included:

•	Demonstration that activities in exploration and production set world-beating standards in one or all of a range of activities exploring for and finding new resources;
•	Pushing the boundaries of technical excellence and innovation in resource extraction;
•	Bringing in complex or difficult projects on schedule and budget;
•	Having an unparalleled safety and environmental record; and
•	Delivering consistent and growing returns to its shareholders or owners.

The award judges commented that they were impressed with Chesapeake’s committed strategy of identifying and developing non-traditional natural gas plays, its ability to successfully execute acquisitions, its strong financial management and performance track-record.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented: “We are honored to be selected as the Hydrocarbon Producer of the Year and are proud of our accomplishments in building the nation’s largest independent natural gas producer and the nation’s most active drilling program. We are pleased that the hard work and dedication of Chesapeake’s 6,000 employees have been recognized on the world stage and we look forward to continuing to provide substantial new supplies of clean-burning American natural gas in an increasingly energy-short world.”

Platts, a division of The McGraw-Hill Companies (NYSE: MHP), is a leading global provider of energy and commodities information. With nearly a century of business experience, Platts serves customers across more than 150 countries. From 14 offices worldwide, Platts serves the oil, natural gas, electricity, nuclear power, coal, petrochemical, emissions, and metals markets. Platts' real time news, pricing, analytical services, and conferences help markets operate with transparency and efficiency. Traders, risk managers, analysts, and industry leaders depend upon Platts to help them make better trading and investment decisions. Additional information is available at www.platts.com.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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